AUTOMATIC YRT REINSURANCE
AGREEMENT

AGREEMENT #NWSC-002-00-00

(hereinafter referred to as this Agreement")

EFFECTIVE APRIL 1, 2008

between

NATIONWIDE LIFE INSURANCE COMPANY

of

Columbus, Ohio

(hereinafter referred to as the "Company" "your" and "you")

and

SCOR GLOBAL LIFE U.S. RE INSURANCE COMPANY OF TEXAS

of

Plano, Texas

(hereinafter referred to as the "Reinsurer", "we", "us" and "our")

NWSC_002_00_

TABLE OF CONTENTS
ARTICLES

ARTICLE I PREAMBLE                                                                                                  PAGE 1
1. Parties to this Agreement
2. Effective Date
3. Regulatory Compliance
4. Construction
5. Entire Agreement
6. Severability
7. Survival

ARTICLE II REINSURANCE COVERAGE PAGE 3

1. Scope of Coverage
2. Automatic Reinsurance
3. Foreign Risks
4. Facultative Reinsurance
5. Basis of Reinsurance

ARTICLE III PROCEDURES PAGE 7

1.       Automatic Reinsurance

2.       Facultative Reinsurance

3.       Policy Expenses
4.       Reference Materials

ARTICLE IV LIABILITY PAGE 8

1. Liability
2. Commencement of Automatic Liability
3. Commencement of Facultative Liability
4. Conditional Receipt Liability
5. Continuation of Liability
6. Sale. Assignment, or Transfer of Coverage

ARTICLE V                       REINSURANCE RATES AND PAYMENTS                                                                          PAGE 10

1. Reinsurance Rates
2. Currency
3. Payments
4. Premium Tax
5.       DAC Tax Election
6.       Experience Refund

U4 14 2009

TABLE OF CONTENTS
ARTICLES
ARTICLE VI CHANGES TO THE REINSURANCE                                                                                                           PAGE 13

1.	Changes to the Underlying Policy
2.	Increases
3.	Extended Term and Reduced Paid-up Insurance
4.	Reductions and Terminations
5.	Reinstatements
6.	Conversions, Exchanges, and Replacements
7.	Last Survivor
ARTICLE VII RECAPTURE PAGE 17

1. Retention Limit Increases
2. Basis of Recapture
3. Method of Recapture

ARTICLE VIII CLAIMS PACE 19

1. Notice of Claim
2. Settlement of Claims
3. Contested Claims
4. Claim Expenses
5. Other Non-Claim Litigation Expenses
6. Misstatement of Age or Sex
7. Extra Contractual Damages

ARTICLE IX OFFSET                                                                                                PAGE 23

ARTICLE XERRORS AND OMISSIONS                                                                                                           PAGE 24

ARTICLE XI DISPUTE RESOLUTION AND ARBITRATIONPAGE 26

1.	Dispute Resolution
2.	Basis for Arbitration
3. Arbitration Proceedings

ARTICLE XII INSOLVENCY                                                                                                           PAGE 28

ARTICLE XIII INSPECTION OF RECORDSPAGE 29

ARTICLE XIV LETTER OF CREDIT                                                                                                           PAGE 30

1. Reserve Credit
2. Letter of Credit Draw

3 1. 2000

TABLE OF CONTENTS ARTICLES

ARTICLE XV PRIVACY AND CONFIDENTIALITY PAGE 31

ARTICLE XVI DURATION OF AGREEMENT PAGE 34

ARTICLE XVII EXECUTION OF THE AGREEMENT PAGE 35

1J:4C 4 14 1009

EXHIBITS

EXHIBIT AREINSURANCE COVERAGE

Effective Date
Company's State of Domicile
Business Covered
Basis of Reinsurance
Plans, Riders, and Other Benefits
Retention Limits
Automatic Limits
Automatic Binding Limits — All reinsurers Automatic Acceptance Limits — SCOR Life Re Jumbo Risk
Facultative Submissions

EXHIBIT A-1 FORMS, MANUALS, AND ISSUE RULES EXHIBIT B REINSURANCE ADMINISTRATION

Monthly In Force Detail Report Monthly Billing Information
Monthly Premium Summary Report Quarterly Valuation Report

Quarterly Policy Exhibit
Annual Opinions

EXHIBIT B-1 CONDITIONAL RECEIPT FORM OR

  TEMPORARY LIFE INSURANCE AGREEMENT FORM

EXHIBIT CREINSURANCE RATES AND ALLOWANCES

Age Basis
Net Amount at Risk Reinsurance Premiums

Rates for Life Reinsurance
Policy Fee

Rates for Substandard Table Ratings
Rates for Flat Extra Ratings

Rates for Waiver of Premium Disability Benefit Rates for Accidental Death Benefit

Premium Taxes Recapture Period Conversion Rates Experience Refund

Rates for Facultative Submission

Table C to Standard Program Guidelines

EXHIBIT C-1 REINSURANCE RATE TABLE

EXHIBITS

EXHIBIT DCONDITIONAL RECEIPT LIABILITY

Automatic Reinsurance Facultative Reinsurance

EXHIBIT D-1 INTERNAL CONDITIONAL RECEIPT PROCEDURES

Page. I -1, 2009

ARTICLE I - PREAMBLE

1. PARTIES TO THIS AGREEMENT

This Agreement is for indemnity reinsurance and is solely between the Company and the Reinsurer (hereinafter referred to collectively as the -parties"). The acceptance of risks under this Agreement w ill create no right or legal relationship whatsoever between the Reinsurer and the insured, owner or beneficiary, or any assignee of any insurance policy, or other contract reinsured under this Agreement.

This Agreement will be binding upon the parties and their respective successors and assigns.

2. EFFECTIVE DATE

This Agreement is effective at 12:01 A.M. on the Effective Date shown in Exhibit A.I and covers policies issued on and after that date. You may backdate policy issue dates for no more than six months prior to the Effective Date.

3. REGULATORY COMPLIANCE

Each party warrants that, to the best of its knowledge, it has secured all necessary federal and state licenses and approvals and that it is operating in compliance with federal and state insurance laws and regulations.

The parties intend that the Company will receive full statutory reserve credit in its state of domicile for the business reinsured hereunder. The parties agree to make all reasonable efforts to ensure that this is accomplished.

The Company represents that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to the business reinsured under this Agreement, including but not limited to the maintenance of an effective anti- money laundering policy (hereinafter referred to collectively as the "Law"). Neither party shall be required to take any action that would result in it being in violation of the Law, which for purposes of companies subject to U.S. regulation shall include requirements enforced by the U.S. Treasury Department Office of Foreign Asset Control. The parties acknowledge and agree that a claim under this Agreement is not payable if payment Would cause the Reinsurer to be in violation of the Law, Should either party discover that a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including but not limited to the return of payment to the Reinsurer.

4. CONSTRUCTION

The rights and obligations under this Agreement Will he construed and administered in accordance with the laws of the Company's state of domicile stated in Exhibit A.11.

5. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties v, ith respect to the business reinsured hereunder. There are no other understandings or agreements between the parties regarding the terms of reinsurance other than as expressed herein.

Any change or modification to this Agreement w ill be null and void unless made by written amendment, attached to this Agreement and signed by both parties.

6. SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

7. SURVIVAL

All provisions of this Agreement will survive its termination to the extent necessary to carry out its purposes or to ascertain and enforce both parties' rights or obligations hereunder existing at the time of termination.
ARTICLE II - REINSURANCE COVERAGE

1. SCOPE OF COVERAGE

This Agreement applies to the individually underwritten ordinary life insurance policies and supplementary benefits and riders attached thereto (hereinafter referred to collectively as -policies-) listed in Exhibit A.111, Business Covered. You must have directly issued such policies in accordance with your normal new business underwriting guidelines, including a statement of good health, as shown in Exhibit A-1, Forms, Manuals, & Issue Rules, in accordance with your normal conditional receipt guidelines as shown in Exhibit D-1, Internal Conditional Receipt Procedures, and in accordance with the premium rates and policy forms as provided to us.

This Agreement does not cover the following special underwriting programs unless specified in Exhibit A or elsewhere in the Agreement:

1.1 Non-contractual conversions, rollovers,' exchanges, or group conversions as provided in Article VI.6, Conversions, Exchanges, and Replacements;

1.2 Business issued under any special program that you offer, including but not limited to experimental underwriting or limited retention programs (e.g. cancer, diabetes, aviation, or coronary risks) or under a program where full current evidence of insurability, consistent with the amount of insurance, is not obtained, or where conventional selection criteria are not applied in underwriting the risk (e.g. simplified issue, guaranteed issue, COLI-type products, etc.);

1.3 Any conversion of a previously issued policy that had been reinsured with another reinsurer; and

1.4 Any business issued to an insured who is not a citizen or permanent resident of the United States, its possessions, or Canada, except as specified in Article 11.3, Foreign Risks below.

Any subsequent modified or special underwriting programs shall be subject to the approval of the reinsurer in writing before being applied to policies, riders and benefits to be covered by this agreement.

2. AUTOMATIC REINSURANCE

On or after the Effective Date of this Agreement, you will automatically cede to us our share of the policies covered under this Agreement. We will automatically accept such reinsurance provided that:

You have retained the amount stipulated under Retention Limits shown in Exhibit A.V1 according to the age and mortality rating of the insured at the time of underwriting:

The total of the new reinsurance required, and the amount already reinsured on that life under this Agreement and all other life agreements between the parties, does not exceed the Automatic Acceptance Limits shown in Exhibit A.VII;

2.3The risk is not characterized as a jumbo risk as defined in Exhibit A.I X, Jumbo

Risk;

The application is on a life for which you have not submitted an application on a facultative basis (excluding facultative applications you submitted for excess of your automatic binding capacity) to us or any other reinsurer within the last three (3) years unless the original reason for submitting the application facultatisely no longer applies; and

2.5
The policy has been issued using your normal new business underwriting guidelines. A policy which has been issued as a "business decision" is not eligible for automatic reinsurance unless the parties have agreed in advance to the basis for making such business decisions. A "business decision" is any situation where a policy is issued outside of your normal new business underwriting guidelines and includes, but is not limited to:

a.	Issuing a policy at a rating or risk class that is lower than would be justified by your normal new business underwriting guidelines;
b.	Issuing a policy for an amount of insurance that is higher than would be justified by your normal new business underwriting guidelines and cash with application procedures;
c.	Issuing a policy that would be a decline or postpone according to your normal new business underwriting guidelines.

You may submit policies not meeting the above criteria to us for our consideration on a facultative basis.

You will notify us in writing if you modify your Retention Limits shown in Exhibit A.VI. We reserve the right to amend the Automatic Acceptance Limits shown in Exhibit A.VII if this occurs, or if you participate in other arrangements to secure additional automatic binding capacity. You may not reinsure the amount you retain on business covered by this Agreement, on any basis, without prior notification to us.

This Agreement is based on information which you hale provided to us. You agree to give us prior written notice of changes in your issue limits underwriting guidelines and other information that directly affects reinsurance hereunder. We reserve the right to
Modify your reinsurance terms as a result of such changes, as specified in Exhibit A-f. Manuals & Issue Rules.

3. FOREIGN RISKS

We will accept reinsurance automatically on policies issued to United States citizens living or working in foreign countries outside of the United States, to foreign nationals residing in foreign countries, and to non-U.S. citizens of foreign countries who are visiting the United States on temporary visas of at least two (2) years duration, provided the following conditions are met:

3.1        The parties have reached prior agreement on the tbreign countries (i.e.
countries other than the United States, its possessions, or Canada) to be included, as well as whether reinsurance will be accepted with or without a surcharge per the agreed guidelines shown in Exhibit A-I, Forms, Manuals, & Issue Rules;

3.2
The total of the new reinsurance required, and the amount already reinsured on the life under this Agreement and all other life agreements between the parties, does not exceed the Automatic Acceptance Limits for foreign risks shown in Exhibit A.VII;

3.3	The risk is not characterized as a jumbo risk as defined in Exhibit A.IX, Jumbo Risk;

3.4	The insured is not involved in private aviation outside of the United States; and

3.5
The insured is not a member of the armed forces, a government official, an editor or journalist, a missionary, a political figure or a member of a political figure's family, a security personnel, a member of the judiciary, nor a trade union official.

4. FACULTATIVE  REINSURANCE

If you receive an application for a policy covered under this Agreement that does not meet the automatic coverage criteria listed in Articles 11.2, Automatic Reinsurance, and 11.3, Foreign Risks, above, you may submit the application to us facultatively for our consideration. Such facultative applications will be limited to the plans listed in Exhibit 1.1X. Facultative Submissions.

Other relevant terms and conditions of this Agreement will apply to those facultative offers we make which are accepted by you.

5. BASIS OF REINSURANCE

Life reinsurance w ill he ceded on the Yearly Renewable 'fern plan for the net amount at risk on the portion of the original policy that is reinsured with us. The policies we accept either automatically or facultatively will hereinafter he referred to as the "reinsured policies the net amount at risk for any policy period will be calculated as shown in Exhibit C II, Net ,Amount at Risk.

Any differences in the basis of reinsurance or calculation of the net amount at risk for riders or supplementary benefits ceded with life benefits will be shown in Exhibit CII Net Amount at Risk.

You will not require us to participate in policy loans, dividends or cash values on any policies reinsured under this Agreement.

ARTICLE III - PROCEDURES AUTOMATIC REINSURANCE

New reinsurance ceded, or changes to existing reinsurance, will be shown on your periodic billing reports), subject to Article V. Reinsurance Rates and Payments and Exhibit B, Reinsurance Administration, and therefore, no individual cession notification will be necessary for placing automatic reinsurance.

Upon our request, you will send to us copies of the application, underwriting papers and other papers on a life reinsured automatically under this Agreement.

2. FACULTATIVE REINSURANCE

To submit a risk for facultative consideration, you must send us a copy of your reinsurance application form. Unless specified elsewhere in this Agreement, you must also send us copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners' reports, attending physicians' statements, inspection reports, and any other papers having a bearing on the insurability of the risk. You will also notify us of any outstanding underwriting requirements at the time of the facultative submission. Any subsequent information you receive that is pertinent to the risk assessment will be transmitted to us immediately.

After considering the reinsurance application and related papers, we will promptly inform you of our underwriting decision. If we give you an unconditional offer to reinsure a risk, you must notify our underwriting department of your acceptance of our offer during the lifetime of the insured and before the expiration date of our offer, followed by documentation of such placement on your periodic billing report. Our offer will remain open until the expiry date shown in our offer. You may request an extension of the expiry date, but a decision to extend will be made at our sole discretion.

If you submit any risk to more than one reinsurer for consideration, facultative placement will be based on the order of the responses received from the reinsurers to whom the risk is submitted, first and best offer in.

3. POLICY EXPENSES

You will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with policy issues reinstatements or reentries.

4. REFERENCE MATERIALS

Upon request you will provide us with any reference materials which we may require for proper administration of reinsurance ceded under this Agreement as specified in Exhibit A- I. Forms, Manuals and Issue Rules.

ARTICLE IV - LIABILITY

1. LIABILITY

Unless specified elsewhere in this Agreement, the Reinsurer's for reinsured policies is restricted to its share of the Company's liability as limited by the terms and conditions of the particular policy under which you are liable.

The Reinsurer's liability to the Company on a reinsured policy will be based on the total net amount at risk at the time of the insured's death. This liability shall be equal to the Reinsurer's pool share percentage shown in Exhibit A of the excess net amount at risk over the Company's retained amount.

We may terminate our liability for any policies for which reinsurance premium payments are in arrears, according to the terms set out in Article V, Reinsurance Rates and Payments.

2. COMMENCEMENT OF AUTOMATIC LIABILITY

Our liability for reinsurance placed automatically with us will begin and end simultaneously with your liability for the underlying policy on which reinsurance is based, subject to the provisions of Article VI, Changes to the Reinsurance and Article VII, Recapture.

3. COMMENCEMENT OF FACULTATIVE LIABILITY

If you have submitted a facultative application to us, our liability will begin simultaneously with yours if (i) our underwriting department has received notice from you, during the lifetime of the insured and before the expiry date of our offer, that our offer has been accepted, and (ii) you have placed the policy with the insured/owner in accordance with your normal new business placement practices and guidelines before the expiry date of our offer. You will have until the expiry date shown in our final offer to place the policy with the insured owner, after which time our offer will expire unless we explicitly state in writing that the offer is extended for some further period.

If our offer depends on your approval of further information about the risk, we will have no liability unless you have requested and approved the information and documented your policy file accordingly.

4. CONDITIONAL RECEIPT LIABILITY

Reinsurance coverage under a Conditional Receipt or a temporary Insurance Agreement will be limited to amounts you accept which are within your usual cash-with-application procedures. A cop\ of your Conditional Receipt or Temporary Insurance Agreement form is included as Exhibit B-1.

Our liability for losses under the terms of any Conditional Receipt or Temporary Insurance Agreement is subject to the limits shown in Exhibit D, Conditional Receipt Liability,

We will have no liability for Conditional Receipts or Temporary Insurance Agreements which are issued or administered outside of your normal guidelines and procedures as specified in Exhibit D-1, Internal Conditional Receipt Procedures.

5. CONTINUATION OF LIABILITY

Notwithstanding any other provision in this Agreement, continuation of our liability is conditioned on your payment of reinsurance rates as shown in Article V, Reinsurance Rates and Payments and is subject to Article VI, Changes to the Reinsurance and Article VII, Recapture.

6. SALE, ASSIGNMENT, OR TRANSFER OF COVERAGE

You may sell, assign or transfer policies reinsured under this Agreement to another insurer. Should the sale, assignment or transfer occur, you agree to require that the other insurer assume all of your rights and obligations under this Agreement. We may object to any such transfer, assumption or sale that would result in a material adverse economic impact to us. If we so object, then the parties agree to mutually calculate a termination charge that shall be paid upon the sale, assignment or transfer, and this Agreement shall be terminated with respect to all policies so sold, assigned, or transferred.

If we sell, assign, or transfer reinsurance under this Agreement to another reinsurer, we agree to require that the other reinsurer assume all of our rights and obligations under this Agreement. You may object to any such transfer, assumption, or sale that would result in a material adverse economic impact to you. If you so object, then you may recapture all reinsurance on policies sold, assigned, or transferred without penalty to you. The parties agree to mutually calculate an amount to transfer at recapture. The provisions of this section are not intended to preclude us from retroceding the reinsurance on an indemnity basis.

ARTICLE V - REINSURANCE RATES AND PAYMENTS

1.          REINSURANCE RATES

Reinsurance premium rates for life insurance and other benefits reinsured under this Agreement are shown in Exhibit C, Reinsurance Rates & Allowances. The reinsurance premium payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period. The calculation of net amount at risk is described in Exhibit C.II.

For reasons relating to deficiency reserve requirements, the reinsurance rates shown in Exhibit C, Reinsurance Rates & Allowances cannot be guaranteed for more than one year. Although we anticipate that reinsurance rates shown in Exhibit C will apply indefinitely, we reserve the right to increase them after the first year, but not above the statutory net premium based on the applicable minimum valuation mortality table and maximum valuation interest rate.

If the original policy is issued with interim insurance, you will pay us a reinsurance rate for the interim period that is the same percentage of the first year premium that the interim period bears to twelve (12) months. The rate that you pay us for the first policy year after the interim period will be calculated on the basis of the full annual reinsurance rate.

2. CURRENCY

All transactions under this Agreement will be in United States dollars, unless the parties mutually agree otherwise.

3. PAYMENTS

You will self-administer the reporting of your statements of account and the payment of balances due to us as shown in Exhibit B, Reinsurance Administration.

Your timely payment of reinsurance premiums is a condition precedent to our continued liability for reinsurance covered under this Agreement. Your statements of account and reinsurance premium payments are due within thirty (30) days of the close of each reporting period. If the balance is due you, we will pay you within thirty (30) days of our receipt of the statement.

In the event that renewal reinsurance premiums are not paid within sixty (60) clay s of the due date, we haw the right to terminate reinsurance coverage for all policies having reinsurance premiums in arrears. If we elect to exercise this right of termination, we will give you thirty (30) days written notice of our intent to terminate. Such notice will be sent by certified mail. If all reinsurance premiums in arrears, including any that become in arrears during the thirty (30) day notice period, are not paid before the expiration of the notice period, we will be relieved of all liability under those policies as of the last date for which premiums hale been paid for each polio.. You will continue to be liable for the payment of premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) day notice period with interest calculated from the due date to the date of payment. The interest rate w ill be the same rate that you charge for delinquent premiums on your individual life insurance policies.

You may reinstate coverage on terminated policies at any time within sixty (60) days of the termination date by paying us all balances due with interest, as specified above. Reinstatement will be effective on the date that we receive payment. However, we «ill have no liability for claims incurred between the termination date and the reinstatement date.

You w ill not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article VII, Recapture, or for the purpose of transferring the reinsured policies to another reinsurer.

4. PREMIUM TAX

Details of any reimbursement that we will pay to you for our share of premium taxes that you are required to pay on business reinsured under this Agreement, if applicable, are shown in Exhibit C.X.

5. DAC TAX ELECTION

The parties agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended. This election IA ill be effective at the inception of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

The terms used in this Section are defined in Regulation Section 1.848-2. The term "net consideration" will refer to either net consideration as defined in Section 1.848-2(1) or "gross premium and other consideration" as defined in Section 1.848-3(b), as appropriate. The following provisions will apply:

5.1         The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(0( I );

5.2Each year you will submit a schedule to us by May 1st with  your calculation of the net consideration for the preceding calendar sear. This schedule will be accompanied by a statement signed by an officer of the Company stating that you will report such net consideration in your tax return for the preceding calendar year:

5.4        We may contest such calculations by providing an alternative calculation to you by May 31st. if we do not so notify you, you will report the net consideration as determined by you in your tax return for the previous calendar year; and

5.5
If we contest your calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date we submit our alternative calculation. if the parties reach agreement on the amount of the net consideration, each party shall report such amount in its respective tax return for the previous calendar year.

Each party represents and warrants that it is subject to United States taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

6. EXPERIENCE REFUND

Details of any experience refund payable to you, if applicable, are shown in Exhibit CAW.

ARTICLE VI - CHANGES TO THE REINSURANCE

1. CHANGES TO THE UNDERLYING POLICY

You w ill give us prompt written notification of any policy changes which materially affect the reinsurance provided under this Agreement. Our approval is required if the underwriting classification of a risk reinsured on a facultative basis is changed.

2. INCREASES

If the amount of insurance on a policy reinsured under this Agreement is increased as a result of a noncontractual change and you underwrite the increase in accordance with your customary standards and procedures, the increase will be considered new reinsurance under this Agreement. Our approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Automatic Acceptance Limits or the Jumbo Limit shown in Exhibit A, Reinsurance Coverage.

For policies reinsured on an automatic basis, increases in amount resulting from contractual policy provisions will be reinsured only up to the Automatic Acceptance Limits shown in Exhibit ANIL

For policies reinsured on a facultative basis, increases in amount resulting from contractual policy provisions will be reinsured only up to the ultimate amount shown in our facultative offer.

Reinsurance premiums for contractual increases will be on a point-in-scale basis from the original issue date and issue age of the policy.

3. EXTENDED TERM AND REDUCED PAID-UP INSURANCE

If any policy reinsured under this Agreement lapses and either extended term insurance or reduced paid-up insurance is elected under the terms of the policy, reinsurance will be continued in accordance with the provisions of the underlying policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective.

4. REDUCTIONS AND TERMINATIONS

If the amount of insurance on a reinsured policy is reduced and

4.1Reinsurance is on an excess of retention basis, the amount of reinsurance on that life will be reduced, effective on the same date, by the full amount of the reduction under the original policy if the amount of the insurance terminated equals or exceeds the amount of reinsurance the full amount of reinsurance will be terminated: or

4.2             Reinsurance is on a first-dollar quota share basis, the amount of reinsurance on that life 1,4 ill be reduced, effective on the same date, by the same proportion as the reduction under the original policy.

The reduction will first apply to any reinsurance on the policy being reduced and then_ if applicable, in chronological order starting with the earliest policy date to any reinsurance on the other policies in force on the life. However, you will not be required to assume a risk for an amount in excess of your regular retention for the age at issue and the mortality rating of the policy under which reinsurance is being terminated.

If reinsurance is in force with more than one reinsures, the reduction will be applied to all reinsurers on a pro rata basis according to the amounts of reinsurance originally ceded.

If a reinsured policy is lapsed or terminated, the reinsurance will also terminate effective on the same date. If any in force policy is lapsed or terminated and the lapse or termination results in your maintaining less than your full retention, then the procedures specified above for reductions will apply.

We will refund, without interest, all unearned reinsurance premiums resulting from reductions, terminations or changes.

5. REINSTATEMENTS

If a policy reinsured automatically is reinstated in accordance with its terms and in accordance with your rules and procedures, reinsurance will be reinstated automatically under the terms of this Agreement. You will notify us of the reinstatement on your periodic statement of account. You will send us copies of your reinstatement papers only upon request.

You will need our prior review and approval for reinstatement of any facultative reinsurance unless all of the following apply:

5. 1             You have kept your full retention as shown in Exhibit A.VI Retention Limits on the policy;

5.2	The reinsured amount falls within the Automatic Acceptance Limits shown in Exhibit A.VII; and

The reinstatement occurs within ninety (90) day s of the lapse date.

To request our approval, you must send us prompt written notice of v our  intention to reinstate the policy along with copies of the reinstatement papers required by  your standard rules and procedures. The reinsurance v ill be reinstated at the same time as the policy subject to our written approval of the reinstatement.

You will notify us of all reinstatements on your periodic statement of account, and you will pay all reinsurance rates due from the date of reinstatement to the date of the current statement of account, including a proportionate share of any interest collected. Thereafter, payment of reinsurance rates NA, ill be in accordance with Article V, Reinsurance Rates and Payments.

6. CONVERSIONS, EXCHANGES, AND REPLACEMENTS

You will promptly notify us if a reinsured policy is converted, exchanged, or internally replaced. If the conversion, exchange, or replacement is not considered to be new business, as defined below, we will continue to reinsure the new policy thereinafter referred to as a "continuation-) in an amount determined on the same basis as, but not to exceed, the amount reinsured on the original policy as of the date of conversion, exchange, or replacement, unless mutually agreed otherwise. If we reinsure the plan to which the original policy is converting, either under this Agreement or under a different agreement, reinsurance premium rates for the continuation will be those contained in the agreement that covers the plan to which the original policy is converting. However, if we do not reinsure the new plan, reinsurance will be on a YRT basis using the YRT conversion rates shown in Exhibit C.XII, Conversion Rates. Reinsurance premiums and any expense allowances for continuations will be based on the issue date of the original policy and the original issue age of the insured, i.e. on a point-in-scale basis.

A conversion, exchange, or replacement will be considered to be new business provided all of the following criteria are met:

6.1	The new policy is underwritten in accordance with your normal new business guidelines and procedures;

6.2        A full first-year commission is paid on the new policy; and

6.3	The new policy provides for the maximum normal periods of suicide and contestability protection permitted in the state in which the new policy is issued.

Unless mutually agreed otherwise. any policies that had been reinsured with another reinsurer and which convert to a plan covered under this Agreement will not be reinsured with us.

7. LAST SURVIVOR

With respect to any joint and last survivor policy covered hereunder, your retention shall be determined by the second-to-die retention limits show n in Exhibit A.VI, Retention Limits and taking into account amounts issued and retained on either of the lives insured under the joint and last survivor policy .

You may reinsure the poke\ automatically if both insureds fall within the appropriate age limits and underwriting classes as specified for the second-to-die policies in Exhibit A.

In the event the joint and last survivor policy permits the insureds to split the joint and last survivor policy into separate policies on the life of each insured, the new policies shall be considered continuations as described in Section 6 above. The reinsured premiums for the individual policies shall he in accordance with the terms specified in Exhibit C, Reinsurance Rates & Allowances.

In the event one life is determined to be uninsurable, as described in the guidelines shown in Exhibit A-I, Forms, Manuals, and issue Rules, the pros isions of this Article will continue to apply with the following exceptions:

7.1
You may reinsure the policy automatically only if the insurable life falls within the Automatic Acceptance Limits for the  appropriate age and underwriting class as specified in Exhibit A.VII, Automatic Limits.

7.2	You need only apply your standard underwriting rules and practices to the insurable life.

The reinsurance premium shall be computed on the age and premium rates applicable to the insured risk.

ARTICLE VII - RECAPTURE

1. RETENTION LIMIT INCREASES

If you change your retention limits as shown in Exhibit A.VI you will provide us with written notice of the new retention limits and the effective date.

A change in your retention limits w ill not affect the reinsured policies in force at the time of the change except as specifically provided elsewhere in this Agreement. Furthermore, such a change will not affect the Automatic Acceptance Limits shown in Exhibit A.VII, unless agreed between the parties.

2. BASIS OF RECAPTURE

If you increase your Dollar Retention Limit as shown in Exhibit A.VI, you may reduce the amount of reinsurance in force through recapture. Reinsured policies are eligible for recapture if:

2.1	You give us written notice of your intention to recapture within ninety (90) days of the effective date of the retention increase;

2.2
You have maintained your full retention for the age and mortality rating of the insured from the time that the policy was issued. No recapture shall be allowed for polices for which you established special or reduced retention limits unless you have retained your full retention on existing or concurrent polices on the insured life;

2.3	You retain all business that is recaptured under the terms of this Article; and
2.4
The policy has been in force under this Agreement for the Recapture Period shown in Exhibit C.XI. The recapture period will always be measured from the original policy issue date. For converted policies the recapture period will be the greater of the recapture period in the original reinsurance agreement, or the recapture period in the agreement to which the policy has converted, measured from the effective date of the original policy.

3. METHOD OF RECAPTURE

If you have given us written notice of your intent to recapture, and the date when recapture will begin, you may reduce the amount of reinsurance on eligible policies on the next following policy anniversary date, subject to the following:

3.1       All eligible policies must be recaptured;

3.2The amount eligible for recapture is equal to the difference between (i) the amount you originally retained, and (ii) the amount you would have retained, based on the Percentage Retention Limit in effect at the time of issue, had the new Dollar Retention Limit been in effect at the time of issue:

3.3	If you increase the Percentage Retention Limit shown in Exhibit A. VI, but not the Dollar Retention Limit, recapture will not be allowed;

3.4	If portions of a reinsured policy eligible for recapture were placed with more than one reinsurer, you must allocate the amount recaptured on a pro rata basis to the total outstanding reinsurance and

3.5
If at the time of recapture the insured is disabled and premiums are being waived under any type of Disability Benefit Rider, only the life benefit will be recaptured. The reinsured portion of the Disability Benefit Rider will remain in force until the policy is returned to premium-paying status, at which time it will be eligible for recapture.

If you omit or overlook the recapture of any eligible policy or policies, our acceptance of your reinsurance premium payments after the date the recapture should have taken place will not cause us to be liable under this Agreement for the amount of the risk that should have been recaptured. We will be liable only for a refund of those payments received, without interest.

If your retention increase is due to your acquisition of or by another company, or your merger or other organizational affiliation with another company, no immediate recapture will be allowed. However, you may recapture eligible policies once the Recapture Period set out in Exhibit C.XI has expired.

4. ALTERNATIVE RECAPTURE ARRANGEMENT

As an alternative to above recapture implementations, the Company and the Reinsurer have the option to negotiate a program specifically for administrative ease, such as a periodic or discontinuous recapture of in force policies. Any such alternative methods will be agreed between the two parties through an amendment made to this agreement for the affected business.

ARTICLE VIII - CLAIMS

1.	NOTICE OF CLAIM

When you receive notice that a claim has been incurred on a policy reinsured under this Agreement, you must promptly notify us. You will also forward copies of the death certificate, proof of payment, and the claimant's statement when the amount reinsured with us exceeds $750,000. For a claim incurred during the contestable period of the policy, you will forward copies of the application, underwriting papers, and any investigative reports. You will provide copies of other claim documents upon our request.

For joint and last survivor business, if you are notified of first death under a reinsured policy, you must in turn notify us immediately.

We will have no liability for claims on policies not meeting the coverage requirements of the applicable sections of Article II, Reinsurance Coverage.

2.	SETTLEMENT OF CLAIMS

For us to have any liability, reinsured claims must meet the following conditions.

2.1	The total reinsurance recoverable will not exceed your total contractual liability under the terms of the policy less the amount you have retained;

2.2	The claim will be adjudicated according to the standard procedures you apply to all claims, whether reinsured or not, and on all foreign risk claims whether contestable or not;

2.3       You will conduct a routine investigation on all contestable claims and you will promptly advise us if there are any exceptions; and

2.4	You have not made a business decision to pay a claim that normal claim adjudication practices would indicate is not payable.

For the settlement of Waiver of Premium Disability or other Disability Rider benefits, we will pay you our proportional share of the gross premium waived annually. Refunds of unearned reinsurance premiums less applicable expense allowances or discounts will be reflected on your billing statement.

We w ill accept your good faith decision on any non-contestable claim. We reserve the right to request copies of the application, underwriting files. and any investigative reports for any non-contestable claim.

You will consult with us on all contestable claims where the amount reinsured with us exceeds the amount you have retained for the risk. We will notify you promptly of our decision.

3. CONTESTED CLAIMS

You will notify us promptly of your decision if you intend to contest, compromise, or litigate a claim involving reinsurance under this Agreement. You will also provide us with all information relating to the claim. We will notify you within fifteen (15) days of our receipt of all documents requested whether we will participate or not in the contest. If we decline to participate in the contest, we will immediately pay you the full amount of reinsurance due. Once \Ne have paid our reinsurance liability, we will not be liable for legal and/or investigative expenses associated with the contest, compromise, or litigation, nor will we share in any refund that you may receive due to the contesting of the claim.

If we agree to participate in a contest, compromise, or litigation involving reinsurance, you will give us prompt notice of the commencement of any legal proceedings involving the contested policy and you will promptly furnish us with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy. We will share in the payment of legal or investigative expenses relating to a contested claim in the same proportion as our liability bears to your liability. We will not reimburse expenses associated with non-reinsured policies.

If we participate and your contest, compromise, or litigation results in a reduction in the liability of the contested policy, we will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured. If we participate and your contest, compromise, or litigation results in a dismissal of the claim and a return of the premiums, we will refund all reinsurance premiums that you have paid to us.

4. CLAIM EXPENSES

We will pay our proportionate share of the following expenses arising out of the settlement or litigation of a claim, providing that the expenses are reasonable:

4.1       Investigative expenses;

4.2       Attorneys' fees;

4.3	Penalties and interest imposed automatically against you by statute and rising solely out of a judgment rendered against you in a suit for policy benefits: and

4.4Interest paid to the claimant on death benefit proceeds according to y our practices.

Our share of claim expenses w ill be in the same proportion that our liability bears to your liability .

YOU will be solely responsible for payment of the following claim expenses, which are not considered items of net reinsurance liability:

4.5	Routine administrative expenses for the home office or elsewhere, including your employees' salaries: and

4.6	Expenses incurred in connection with an dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which you admit are payable.

5. OTHER NON-CLAIM LITIGATION EXPENSES

This Agreement does not provide for reimbursement of legal expenses other than as specified in this Article VIII.4. It is recognized that non-claim related legal actions involving reinsured policies may occur. These may include, but are not limited to, live rescissions, market/agent conduct, or class action suits. No reimbursement w ill he made for these actions without our prior written consent.

6. MISSTATEMENT OF AGE OR SEX

If the amount of insurance on any policy reinsured under this Agreement is adjusted due to a misstatement of age or sex being established after the death of an insured life, the parties will share in such adjustment in proportion to their respective net amounts at risk under the policy.

7. EXTRA-CONTRACTUAL DAMAGES

We will not be liable for nor will we pay any extra-contractual damages, including but not limited to compensatory or punitive damages which are awarded against you, or which you pay voluntarily, in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission, or course of conduct undertaken by you or your agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

We will, however, pay our share of statutory penalties awarded against you in connection with claims covered under this Agreement if we elected to join in any contest of the coverage in question.

We recognize that special circumstances may arise in which we should participate to the extent permitted by law in certain assessed damages. These circumstances are difficult to describe or define in advance but could include those situations in which we were an active parry in the act, omission, or course of conduct of the original issuing company, which ultimately resulted in the assessment of the damages. The extent of our participation in these circumstances is dependent upon a good-faith assessment of the relative culpability in each case but all factors being equal, the parties would generally share in the same proportion as their relative net liabilities in the division of any such assessment. For the purposes of this provision, the following definitions shall apply

-Compensatory Damages are those amounts which are awarded to compensate for actual damages sustained_ and arc not awarded as a penalty, nor fixed in amount by statute.

-Punitive Damages are those damages which are awarded as a penalty, the amount of which is not governed, nor fixed, by statute.

--Statutory Penalties- are those amounts which are awarded as a penalty, but fixed in mount by statute.

ARTICLE IX - OFFSET

The parties agree to offset any balance(s), whether on account of premiums. claims, allowances, expenses, or any other amount(s) due from one party to the other party under this Agreement or any other reinsurance agreement between them. It is agreed that claims will not be offset until the claim procedures outlined in the Article VIII. Claims have been followed.

The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE X - ERRORS AND OMISSIONS

An error or omission occurs when either party fails to comply with any of the terms of this Agreement. If such failure to comply results from an unintentional misunderstanding, oversight, or clerical error, and it' upon discovery of the error or omission by either party the other is promptly notified, then this Agreement will not be deemed to be abrogated thereby. It such failure to comply results from any other type of act or if the other party is not promptly notified when the error or omission occurs, this Agreement in its entirety may be subject to termination unless both parties reach an agreement to the contrary.

When an act is determined to be an error or omission, the party whose act caused the error or omission will take the remedial actions or steps necessary to restore both parties to the position they would have held or occupied if no such error or omission had occurred. If that is not possible, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable and most closely approximates the intent of the parties as evidenced by this Agreement. However, in no event vv ill our liability be extended to cover policies that do not satisfy the parameters of this Agreement or to exceed the limits provided herein.

If either party discovers that you did not cede reinsurance on a policy that should have been reinsured under this Agreement, you shall take the necessary actions or steps in a reasonable and timely manner to prevent such oversights from recurring in the future. If you fail to take the necessary actions or steps to remedy such a situation, we reserve the right to limit our liability to the amounts reported.

For greater clarity, acts or circumstances which are not considered to be errors or omissions for the purpose of this Article will include, but not be limited to:

10.1
Unresolved, repetitive reporting errors resulting from your neglect or mismanagement. In this situation you will conduct an audit to identify and report all policies requiring correction within ninety (90) days, or a time period mutually agreed upon by the parties. You will pay any premiums due under Article V, Reinsurance Rates and Payments. In the event you fail to make the necessary correction within the time period specified above, we reserve the right to limit our liability. In the event premium refunds are due you, we will pay them without interest:

10.2 Any act, error, omission, or oversight, whether intentional or unintentional, which is the result of sour not adhering to your regular requirements in the underwriting. Approval, issuance, or administration of the insurance or the associated reinsurance by you, or by your agents or representatives:

10.3	Any failure to arrange for reinsurance under this Agreement due to your practice of conducting a limited search of y our records for other prior in force insurance on the same life:

10 4 Facultatively submitted business where on have either not notified us of our acceptance of our unconditional offer within the time period specified in the offer or have incorrectly advised us to close our tile: and

10.5 Any en-or or omission discovered more than seen (7) years following the termination or expiry of the last cession remaining in force under this Agreement

ARTICLE XI - DISPUTE RESOLUTION AND ARBITRATION  I.
1.             DISPUTE, RESOLUTION

In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of dispute resolution.

Within thirty (30) business days after one of the parties has given the other the first written notification of the specific dispute, each of the parties will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers \N. if! discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties agree that they will submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

2. BASIS FOR ARBITRATION

The parties understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industries. While the parties agree to act in good faith in their dealings with each other, it is understood and recognized that situations could arise in which they will not be able to reach an agreement.

3. ARBITRATION PROCEEDINGS

To initiate arbitration, either party will notify the other in writing of its intent to arbitrate, stating the nature of the dispute and the remedies sought. The party to which the notice is sent will have fifteen (15) days from receipt to respond confirming its receipt and readiness to arbitrate.

The arbitration panel will consist of three past or present officers of life insurance or life reinsurance companies not affiliated with either of the parties, in any way, will settle the dispute. Each of the parties w ill appoint one arbiter within thirty (30) days following the date of the response to the initial arbitration notice. The two appointed arbiters will select a third arbiter within thirty (30) days following the election of the second arbiter. If the two arbiters cannot agree on a third arbiter_ the selection will be made by the Chairman of the American Arbitration Association. Once chosen, the arbiters will decide all substantive and procedural issues by a majority of votes.

The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration, association which are in effect at the time the arbitration begins.

The arbitration will take place in Columbus, Ohio unless the parties mutually agree otherwise_

Within sixty (60) days after the beginning of the arbitration proceedings the arbitrators \5,, ill issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will he based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industries, rather than on strict interpretation of the law.

The parties may agree to extend any of the negotiation or arbitration periods shown in this Article.

Unless otherwise decided by the arbitrators, the parties will share equally in all expenses resulting from the arbitration, including the fees and expenses of the arbitrators, except that each of the parties will be responsible for its respective attorneys' fees.

ARTICLE XII - INSOLVENCY

A party to this Agreement will be deemed "insolvent" when it:

1.1         Applies for or consents to the appointment of a receiver, rehabilitator.
conservator, liquidator or statutory successor of its properties or assets; or

1.2.         Is adjudicated as bankrupt or insolent; or

1.3         Files or consents to the filing of a formal application for dissolution, liquidation, or similar action under state law or statute; or

1.4         Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

If you are judged insolvent, we w ill pay all reinsurance under this Agreement directly to you, your liquidator, receiver, or statutory successor on the basis of your liability under the policy or policies reinsured without diminution because of your insolvency. It is understood, however, that in the event of your insolvency, the liquidator, receiver, or statutory successor will give us written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, we may investigate and interpose, at our own expense, in the proceedings, where the claim is to be adjudicated, any defense that we may deem available to you, your liquidator, receiver, or statutory successor. Where two or more reinsurers are involved in the same claim, and a majority in interest elects to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though you had incurred the expense. We will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by you on reinsured policies.

if we are judged insolvent, IN e will be considered in default under this Agreement and you may terminate this Agreement immediately for new business. The notification period required under Article XVI, Duration of Agreement shall be Waived under such circumstances. Amounts due us will be paid directly to our liquidator, receiver or statutory successor without diminution because of our insolvency.

In the event of insolvency, the right of Offset afforded under Article IX will remain in full force and effect to the extent permitted by applicable law.

ARTICLE XIII - INSPECTION OF RECORDS

We, or our duly appointed representatives, will have the right to inspect }our original papers, records, books, tiles, and other documents relating to the reinsurance coverage under this Agreement for the purpose auditing those records. You will provide such access at the office(s) where such records are kept during reasonable business hours.

Provided there is business in force under this Agreement, our right of access will survive the term of this Agreement.

ARTICLE XIV - LETTER OF CREDIT

1. RESERVE CREDIT

For those states in which we are not licensed, admitted, or authorized and vou are consequently not permitted to take reserve credit on your Annual Statement for all or a part of the reinsurance ceded to us, we will furnish a clean, unconditional, evergreen and irrevocable Letter of Credit. The Letter of Credit will be issued by a bank which is neither a parent, subsidiary, nor an affiliate of the parties thereinafter referred to as the -designated bank-) in an amount equal to the reserves ceded to us. The designated bank must be organized or licensed in the United States and must appear on the list of approved banks published by the Securities Valuation Office of the National Association of Insurance Commissioners.

We will bear the cost of the Letter of Credit.

2. LETTER OF CREDIT DRAW

It is understood that you may draw on the Letter of Credit at any time, notwithstanding any other provisions herein. You undertake to use and apply any amount, which you may draw upon the Letter of Credit, pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

2.1	To reimburse you for our share of any net obligations currently due and payable under this Agreement;

2.2	To the extent required by law, to fund an account representing our net obligations currently due and payable under this Agreement; or

2.3         To pay other amounts due you under this Agreement.

You agree to return to us any amounts drawn on Letters of Credit which are in excess of the actual amounts required for 2.1 or 2.2 above, or in the case of 2.3 above, any amounts that are subsequently determined not to be due.

The amounts drawn under any Letter of Credit w ill be applied without diminution because of the insolvency of either party. The designated bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by y on or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of your properly authorized representatives.

ARTICLE XV - PRIVACY AND CONFIDENTIALITY

Confidential Information.

a.
As used herein, "Confidential Information" shall mean any and all materials, information, proposals, studies, or other documents related to this Agreement including: (a) Customer Information; (b) trade secrets, proprietary information_ formulae, processes, techniques and information relating to past. present and future marketing, financial, research and development activities, and; (c) personal information about employees, policy holders, customers, licensors, contractors and others, that may be (i) disclosed, whether orally or in writing or (ii) otherwise received or accessed by either party, in connection with this Agreement, whether transmitted prior to or after the Effective Date of this Agreement.

b.           Notwithstanding the foregoing, "Confidential Information" shall not include information: (i) previously known without an obligation of confidence; (ii) independently developed by employees, consultants, or agents without reference to or use of the Confidential Information; (iii) was lawfully acquired from a third party which is not, to the acquiring party's knowledge, under an obligation of confidence with respect to such information; or (iv) which is or becomes publicly available through no fault of the either party or by no breach of this Agreement.

Customer Information.

As used herein, "Customer Information" means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated there under. Customer Information shall not include information that is not personally identifiable, which may be used by Reinsurer, either alone or in aggregate, for research, studies, and for other business purposes.

Confidentiality.

Each party shall hold the Confidential Information, as defined in Article XV, in strict confidence. Each party shall take all reasonable steps to assure that Confidential Information which has or will come into the possession or knowledge of the other in connection with this Agreement shall not be disclosed directly or indirectly to any third party, in whole or in part, without the prior express written consent of the other parry unless applicable statute, law, or regulation requires or permits such disclosure or as otherwise provided herein.

a.           Permitted Disclosure and Use of Confidential Information. Each party agrees not to use, disclose or distribute any Confidential information except as necessary to perform the terms of this Agreement. Each party warrants that it will protect and maintain the Confidential Information related to this Agreement with reasonable care, which shall not be less than the degree of care it uses to protect and maintain its own Confidential Information, Each party represents and agrees that it shall not disclose Confidential Information on other than a "need to know basis- and then only to: (a) employees, officers or agents engaged in a use permitted hereby: (b) affiliates and subsidiary companies provided they shall be restricted in use and subsequent disclosure to the same extent as provided in this Article XV; and (c) third party service providers solely for use in connection NA ith the provision of services under the terms of this Agreement; provided that the agreements with third party service providers shall have reasonable standards for maintaining Confidential Information.

Neither party shall duplicate any material containing Confidential Information except in the direct performance of its obligations under the terms of this Agreement.

b.	Legal Requirement to Disclose Confidential Information. If either party to this

Agreement receives a subpoena or other validly issued administrative or judicial process demanding Confidential Information, it shall promptly notify the other party of such receipt and tender to it the defense of such demand. After providing such notification, the party receiving the notice shall be entitled to comply with such subpoena or other process to the extent required or permitted by Law. Notwithstanding the fact that a portion of Confidential Information is or may become non-confidential, each party's obligations under this Agreement will continue to apply to all other Confidential Information.

c.	Unauthorized Disclosure of Confidential Information. Both parties shall: (a)

promptly notify the other party of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information by any person or entity that may become known, (b) promptly furnish to the other party full details of the unauthorized possession, use or knowledge, or attempt thereof, and assist in the investigation or prevention of a recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information, (c) cooperate in any litigation and investigation against third parties deemed necessary by either party to protect its proprietary rights, and (d) use reasonable steps to prevent a recurrence of any such unauthorized possession, use or knowledge, of Confidential Information. Each party will bear the cost it incurs as a result of compliance with this Article XV.

d.	Reinsurer Liability for Breach of Confidentiality Relating to Customer

Information: The Reinsurer shall bear the cost incurred as a result breaches of Customer Information Article XV subject to a cap on liability equal to the lesser of (a) the cost of actual damages arising out of breaches of confidentiality that lead to the release or misuse of Customer Information and (b) as of the Effective Date of this Agreement. $55.00 per insured. For the avoidance of doubt, the $55.00 amount is intended to provide a sense of the extent to w Inch the Reinsurer is liable for breaches of confidentiality relating to Customer Information as of the Effective Date. If and when such amount needs to be determined for the purposes of this Article XV. adjustment would be made to reflect inflation.

For purposes of this Article XV, actual damages include only those third party expenses associated with (a) notifying. (h) servicing (as set out in the Company privacy policies and procedures), and (c) providing credit monitoring services to affected individuals.  These expenses shall be documented and submitted to the Reinsurer by the Company and are subject to prior approx al by the Reinsurer. The Reinsurer shall not unreasonably withhold such approvals.

e.
Protection of Confidential Information: Upon the completion or termination of normal business use, the Reinsurer shall return or destroy, to the extent reasonably practical and at its own determination, any Confidential Information in the Reinsurer's possession or control. Reinsurer shall safeguard all Confidential Information that cannot be returned or destroyed.

\ARTICLE XVI - DURATION OF AGREEMENT

This Agreement is unlimited as to its duration. Either of the parties may terminate this Agreement for new reinsurance at any time by giving at least ninety 00) days 'written notice of termination to the other party, unless mutually agreed otherwise.

During the notification period, you will continue to cede and we w ill continue to accept policies covered under the terms of this Agreement.

Our liability for reinsured policies, which are in force as of the effective date of the termination, will continue as long as you continue to pay reinsurance premiums as specified in Article V, Reinsurance Rates and Payments,

ARTICLE XVII - EXECUTION OF THE AGREEMENT

This Agreement has been made in duplicate and is hereby executed by both parties.

NATIONWIDE LIFE INSURANCE COMPANY Columbus. Ohio

By:

Signature /s/ Illegible

Title Illegible

Date Illegible

Attest:

Signature /s/ Illegible

Title Illegible

Date Illegible

SCOR GLOBAL LIFE RE INSURANCE COMPANY OF TEXAS Plano, Texas

By:

Signature /s/ Illegible

Title Illegible

Date Illegible

Attest:

Signature /s/ Illegible

Title Illegible

Date Illegible